Exhibit 10.1

Execution Version

SENIOR SECURED CONVERTIBLE LOAN AGREEMENT

Dated as of August 15, 2022

by and between

MM OS Holdings, L.P.

as Lender,

Morgenesis LLC

a Delaware limited liability company

as Borrower

and

Orgenesis Inc.

a Nevada corporation

as Holdings

Schedules:

Schedule 4(q)	–	Subsidiaries
Schedule 5(a)(xv)	–	Post-Closing Obligations

Exhibits:

Exhibit A	–	Form of Compliance Certificate
Exhibit B	–	Form of Solvency Certificate
Exhibit C	–	Term Sheet – Borrower LLC Agreement

INITIAL CREDIT AMOUNT $10,000,000 (“Loan”)

Maturity Date: March 29, 2023 (“Maturity Date”)

Interest: 8% per annum PIK

This Senior Secured Convertible Loan Agreement, dated as of the date first written above (this “Agreement”), entered into by and among MM OS Holdings, L.P. (“Lender”), Morgenesis LLC, a Delaware limited liability company (“Borrower”) and Orgenesis Inc., a Nevada corporation (“Holdings”). The terms and conditions of the Agreement agreed to among Lender, Holdings and Borrower are as follows:

Section 1. Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Subsidiaries or any property of Holdings, the Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any Subsidiary thereof solely because it is an unrelated portfolio company of Lender and neither Lender nor any of its Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Annual Budget” has the meaning assigned to such term in Section 5(a)(iii)(8).

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”), 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959.

“Applicable Charges” has the meaning assigned to such term in Section 3(a)(v).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the US.

“Borrower” has the meaning assigned to such term in the preamble hereof.

“Borrower IPO” means the issuance and sale by Borrower of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any analogous filing under the securities laws of any jurisdiction other than the US (whether alone or in connection with a secondary public offering).

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the US government or (ii) issued by any agency or instrumentality of the US, the obligations of which are backed by the full faith and credit of the US, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the US or any political subdivision of any such state, or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; and (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency).

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (f) above and in this paragraph.

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“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d- 5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than the Lender and its Affiliates, of Capital Stock representing more than the greater of 30% of the total voting power of all of the outstanding voting stock of Holdings;

(b) the acquisition by any Person (other than (a) Lender or its Affiliates or (b) Holdings) of any Capital Stock of Borrower (including any such acquisition by issuance of such Capital Stock by Borrower); or

(c) at any time, a “change of control” or similar event under any other definitive document evidencing material Indebtedness of Holdings, Borrower and/or its Subsidiaries above the Threshold Amount shall have occurred.

“Closing Date” means August 15, 2022.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5(a)(xiii), the requirement that Lender shall have received in the case of any Subsidiary that is required to become a Loan Party after the Closing Date, in the case of any Person that will become a Loan Party (including each Subsidiary that is not an Excluded Subsidiary), (i) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (ii) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (iii) if the Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5(a)(xiii)(1) owns registrations of or applications for US Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (iv) a completed Perfection Certificate, (v) UCC financing statements in appropriate form for filing in the applicable jurisdictions and payment of associated fees (if any) as Lender may reasonably request, (vi) each deposit account control agreement and/or securities account control agreement (or similar arrangement) required to be provided pursuant to the Security Agreement and (vii) each item of Collateral that such Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5(a)(xiii)(1).

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“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage (if any), (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered to Lender pursuant to the definition of “Collateral and Guarantee Requirement”, (v) the Perfection Certificate (including any Perfection Certificate delivered to Lender pursuant to the definition of “Collateral and Guarantee Requirement”) and each Perfection Certificate Supplement, (vi) each deposit account control agreement and/or securities account control agreement (or similar agreement) required to be entered into pursuant to the Loan Documents and (vii) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Obligations.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit A.

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion” has the meaning assigned to such term in Section 11(a).

“Conversion Notice” has the meaning assigned to such term in Section 11(d).

“Converted Amount” has the meaning assigned to such term in Section 11(a).

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished and whether registered or unregistered, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements, misappropriations and other violations for any of the foregoing; (d) the right to sue for past, present, and future infringements, misappropriations and other violations of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that upon notice, lapse of time or both would become an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Designs” means any and all and any part of the following: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, misappropriations and other violations thereof; (d) all rights to sue for past, present, and future infringements, misappropriations and other violations of the foregoing and (e) all rights corresponding to any of the foregoing.

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“Disposition” means the sale, lease, sublease, transfer, swap or other disposition of any property of any Person (and shall include any issuance of Capital Stock or similar instruments by any Subsidiary of the Borrower).

“Disregarded Domestic Subsidiary” means any direct or indirect Domestic Subsidiary of the Borrower with no material assets other than Capital Stock (or Capital Stock and debt) of one or more Foreign Subsidiaries (it being understood that the Borrower shall be deemed not to be a “Disregarded Domestic Subsidiary”).

“Domain Name” means the following: (a) all Internet domain names and associated uniform resource locator addresses; (b) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements, misappropriations and other violations for any of the foregoing; (c) the right to sue for past, present, and future infringements, misappropriations and other violations of any of the foregoing; and (d) all rights corresponding to any of the foregoing.

“Domestic Subsidiary” means any Subsidiary that is a US Person as that term is defined in Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any notice of violation, , action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Environmental Law; (b) in connection with any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all Requirements of Law relating to (a) pollution or protection of the Environment, (b) human health and safety, or (c) the generation, use, handling, storage, transportation, treatment, Release or disposal of or exposure to Hazardous Materials.

“Environmental Liability” means any liability, including any liability for damages, costs of environmental remediation, fines or penalties, resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” has the meaning assigned to such term in Section 4(j).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability to the Borrower or any Subsidiary pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, notification of the Borrower or any Subsidiary or any ERISA Affiliate of the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or the receipt by the Borrower, any Subsidiary or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition that constitutes, or is reasonably likely to constitute, grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliates; (g) the failure to make a required contribution to any Pension Plan that would result in the imposition of a Lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA; (h) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (i) a determination that any Pension Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (j) the Borrower, any Subsidiary or any ERISA Affiliate incurring any liability under Section 436 of the Code as a result of a violation of Section 436 of the Code with respect to a Pension Plan.

“Event of Default” has the meaning assigned to such term in Section 8.

“Excluded Assets” means each of the following:

(a) any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition (so long as such prohibition was not incurred in contemplation of such acquisition), (ii) excluding any Capital Stock of a Subsidiary, violate the terms of any contract binding on such asset at the time of its acquisition (so long as such provision was not incurred in contemplation of its acquisition) that is permitted or otherwise not prohibited by the terms of this Agreement (in the case of clause (i) above and this clause (ii), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) excluding any Capital Stock of a Subsidiary, trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision; it being understood that (A) the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right and (B) the exclusions referenced in clauses (a)(i) and (a)(ii) above shall not apply to the extent that the relevant contract prohibits the grant of a security interest in all or substantially all of the assets of any Loan Party; provided, however, that (x) no asset pledged under Loan Documents shall constitute, under any clause of this definition, an Excluded Asset and (y) no account and no cash or other property credited thereto or held therein shall constitute, under any clause of this definition, Excluded Assets,

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(b) solely with respect to Holdings, any asset owned by Holdings other than (a) all of Holdings’ right, title or interest in or to, or right to receive payment with respect to or on account of, all Capital Stock of Borrower and the Specified Subsidiaries (such Capital Stock, the “Holdings’ Pledged Stock”) and any capital account established in connection with any Holdings’ Pledged Stock, (b) all of Holdings’ rights, powers and privileges as a member, partner or shareholder (or in a similar capacity) arising out of or attributable to (i) the by-laws, limited liability company agreement or partnership agreement (or similar agreement or document) (any such agreement or document or similar agreement or document, a “Governing Document”) and (ii) any other document or agreement executed in connection therewith, as they relate to, arise out of or are attributable to any Holdings’ Pledged Stock, (c) any and all of Holdings’ rights to receive any moneys, fees, distributions and other payments and compensation due and to become due to Holdings from Borrower and/or the Specified Subsidiaries, to the extent arising out of or attributable to any Holdings’ Pledged Stock, (d) all rights of Holdings to receive proceeds of any insurance, indemnity, warranty or guaranty pursuant to any Governing Document, to the extent arising out of or attributable to any Holdings’ Pledged Stock, (e) the proceeds (whether cash or noncash) to be paid and payable to Holdings upon any sale or other transfer of any right, title or interest of Holdings in any of the foregoing Collateral (including in the Holdings’ Pledged Stock), including, but not limited to, any promissory note Holdings may receive as proceeds of any Holdings’ Pledged Stock, (f) all claims of Holdings for damages arising out of or for breach of or default under any Governing Document, to the extent arising out of or attributable to any Holdings’ Pledged Stock, (g) any right of Holdings to perform as a member, partner or shareholder (or in an similar capacity) under any Governing Document, and to compel performance and otherwise exercise all rights and remedies thereunder, in each case to the extent arising out of or attributable to any Holdings’ Pledged Stock, and (h) any and all cash and noncash proceeds, products and related rights of any of the foregoing,

(c) any “intent to use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, but only to the extent that, and during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law,

(d) any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license or authorization that has not been obtained after use of commercially reasonable efforts to do so, (ii) be prohibited by applicable Requirements of Law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (d)(i) or clause (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower, including, without limitation, any material adverse tax consequence as a result of the operation of Section 956 of the Code,

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(e) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary (other than a Subsidiary) which cannot be pledged without (i) the consent of one or more third parties other than Holdings, the Borrower or any of its Wholly-Owned Subsidiaries (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable Requirement of Law) and such consent has not been obtained after use of commercially reasonable efforts to do so or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than Holdings, the Borrower or any of its Subsidiaries in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non- Wholly-Owned Subsidiary,

(g) any Margin Stock,

(h) if applicable in any jurisdiction, Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $100,000,

(i) any Cash or Cash Equivalents maintained in or credited to any Deposit Account or securities account to the extent such Deposit Account or securities account is comprised solely of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees and (b) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) by any Loan Party, and

(j) any lease, license or agreement or any asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any of its Subsidiaries) after giving effect to the applicable anti- assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include any proceeds or receivables arising out of any asset described in this clause (j) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition.

“Excluded Subsidiary” means:

(a) (i) any Foreign Subsidiary, (ii) any Disregarded Domestic Subsidiary and/or (iii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary; and

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(b) any Subsidiary formed or acquired after the Closing Date:

(i) that is prohibited from providing a Loan Guaranty by any Requirement of Law, or

(ii) that would require a governmental consent, approval, license or authorization to provide a Loan Guaranty (including any regulatory consent, approval, license or authorization), in each case, solely to the extent such consent, approval, license and/or authorization (as applicable) has not been obtained .

“FCPA” has the meaning assigned to such term in Section 4(w).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if such rate as determined above is at any time negative, the Federal Funds Effective Rate at such time shall instead be zero.

“Fiscal Month” means a fiscal month of any Fiscal Year ending on the last day of the calendar month.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year ending on the last day of the calendar quarter.

“Fiscal Year” means the fiscal year of Holdings ending December 31 of each calendar year.

“Flood Hazard Property” means any improved real property constituting part of a Material Real Estate Asset located in the US that is subject to a Mortgage in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood hazards under the Flood Insurance Laws.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“FMV Common Shares” has the meaning assigned to such term in Section 11(b)(ii).

“FMV Common Shares Terms MFN” has the meaning assigned to such term in Section 11(b)(ii).

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

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“GAAP” shall mean generally accepted accounting principles in the US as in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, any multinational organization or body, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, taxing or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Hazardous Materials” means any material, substance or waste, which is regulated, classified or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar import pursuant to Environmental Laws.

“Holdings” has the meaning assigned to such term in the preamble hereof.

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases and purchase money indebtedness to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any such obligations incurred under ERISA and (ii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis)); (e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any preferred (or similar) Capital Stock; and (i) all net obligations of such Person in respect of any derivative transaction, including any hedge agreement, whether or not entered into for hedging or speculative purposes.

“Indemnified Party” has the meaning assigned to such term in Section 13.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to Lender in accordance with this Agreement and the Security Agreement, in form and substance reasonably satisfactory to Lender.

“Intercompany Indebtedness Conversion” has the meaning assigned to such term in Schedule 5(a)(xv).

“Interest Payment Date” has the meaning assigned to such term in Section 3(a)(i).

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“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries (including any Specified Subsidiary) of any of the Capital Stock or other securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person, (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of Holdings, the Borrower, any Subsidiary, or any parent company thereof for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries (including any Specified Subsidiary) to any other Person and (d) any capital expenditures (including, without limitation, capital expenditures and build-out costs related to mobile processing units and labs and Point of Care centers). The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, minus any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning assigned to such term in Section 4(h).

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender” has the meaning assigned to such term in the preamble hereof.

“Lender Optional Investment” has the meaning assigned to such term in Section 12.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

“Loan” has the meaning assigned to such term in the preamble hereof.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Loan Guaranty, any other documents executed in connection with the Loan and any other document or instrument designated by Borrower and the Lender as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means Holdings and any Subsidiary Guarantor.

“Loan Guaranty” means the Guaranty Agreement dated as of the hereof, executed by each Loan Party and Lender in form and substance reasonably acceptable to Lender, as supplemented in accordance with the terms of this Agreement.

“Loan Parties” means (i) Borrower and (ii) each other Loan Guarantor.

“Margin Stock” has the meaning assigned to such term in Regulation U.

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“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower; (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Loan Document; or (c) the rights and remedies of Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset owned by any Loan Party having a fair market value (as reasonably estimated by Borrower) in excess of $250,000, as determined on the later of (i) the Closing Date or (ii) the date of acquisition thereof by the relevant Loan Party.

“Maturity Date” has the meaning assigned to such term in the preamble hereof (for the avoidance of doubt, March 29, 2023).

“Maximum Rate” has the meaning assigned to such term in Section 3(a)(v).

“Merkin Note” means that certain Convertible Note dated as of June 6, 2019 (as amended pursuant to that certain Convertible Note Extension Agreement dated as of July 15, 2022), between Holdings, as borrower and J. Ezra Merkin, as lender.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other similar agreement creating a Lien on any Material Real Estate Asset in favor of Lender, which shall be in form reasonably satisfactory to Lender.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements in respect of which it is delivered, a summary narrative report describing the operations of Holdings, the Borrower and its Subsidiaries for the relevant Fiscal Year.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Agreement and the other Loan Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 it as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“OFAC” has the meaning assigned to such term in Section 4(u).

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“Organizational Documents” means (a) with respect to any corporation or unlimited liability company, its certificate or articles of incorporation, amalgamation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements, misappropriations and other violations thereof; (e) all rights to sue for past, present, and future infringements, misappropriations and other violations thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise, or, in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions to at any time during the immediately preceding six years.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, in form and substance reasonably satisfactory to Lender.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate in form and substance reasonably satisfactory to Lender.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate filing office, (b) the filing of appropriate assignments or notices with the US Patent and Trademark Office and/or the US Copyright Office, (c) the recording or filing in appropriate real property offices, as applicable, of Mortgages and fixture filings (if required) with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of Lender, (d) the delivery to Lender of any stock certificate, other equity certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank and (e) the delivery of account control agreements governing each Deposit Account and/or securities account (or similar account) as required by Security Agreement.

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“Permitted Disposition” means any of the following:

(i) Dispositions of used, worn out, obsolete or surplus property by Borrower or any of its Subsidiaries in the ordinary course of business or the abandonment in the ordinary course of business that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of Borrower and its Subsidiaries taken as a whole;

(ii) Dispositions of inventory in the ordinary course of business;

(iii) payments permitted by Section 5(b)(vi);

(iv) other Dispositions by Borrower and its Subsidiaries (other than Dispositions of Capital Stock of any direct or indirect Subsidiary of Borrower); provided that (A) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Asset Sale, (B) such Disposition shall be for fair market value and (C) the aggregate book value of all property disposed of in reliance on this clause (v) shall not exceed $100,000 since the Closing Date;

(v) leases (including operating and capital leases), subleases, assignments, licenses, sublicenses of real or personal property, in each case, in the ordinary course of business;

(vi) the granting of Liens permitted hereunder (but not the Disposition of the property subject to such Liens); and

(vii) Dispositions of cash and Cash Equivalents in the ordinary course of business.

“Person” means and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Borrower and/or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Post-Closing Restructuring Transactions” means (a) on or prior to the date that is five (5) Business Days after the Closing Date, the transfer of any and all assets of Holdings and its Subsidiaries associated with the Point of Care business (including as the Point of Care business is described in Holdings’ most current 10-Q filed prior to the date hereof), including any mobile processing units and labs held by Holdings, to Borrower and/or one or more of its Subsidiaries that are Loan Parties, (b) on or prior to the date that is twenty-five (25) days after the Closing Date, Holdings shall contribute or otherwise transfer to Borrower all of the Capital Stock of each of Orgenesis Korea Co. Ltd. and Orgenesis Germany GmbH and (c) on or prior to the date that is twenty-five (25) days after the Closing Date, Borrower shall form Orgenesis Belgium Services as a direct Subsidiary of Borrower and shall transfer assets and liabilities from Orgenesis Belgium SRL to Orgenesis Belgium Services in a manner consistent with the pro forma balance sheet for Orgenesis Belgium SRL provided by Borrower to Lender on August 11, 2022 (in each case, or such later date as expressly permitted in writing by Lender in its discretion).

“Projections” means the financial projections of Holdings, the Borrower and its Subsidiaries provided to Lender prior to the Closing Date.

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“Qualified Financing” has the meaning assigned to such term in Section 11(a).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 5(b)(xi).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, among the Loan Parties party thereto and Lender, in form and substance reasonably satisfactory to Lender.

“Software” means computer programs, object code, source code (but not rights to source code in the case of licensed-in software) and supporting documentation, including, without limitation, “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the UCC as in effect on the date hereof in the State of New York, and any storage devices on which such items may be located.

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“Specified Intercompany Indebtedness” means unsecured Indebtedness owing as of the Closing Date from Borrower and its Subsidiaries to Holdings and its Subsidiaries in an aggregate amount not to exceed (a) from and after the Closing Date until the completion of the Intercompany Indebtedness Conversion, $29,500,000 and (b) from and after the completion of the Intercompany Indebtedness Conversion, $6,000,000.

“Specified Subsidiaries” means each of Orgenesis Korea Co. Ltd., Orgenesis Germany GmbH and Orgenesis Belgium SRL.

“Subsidiary” shall mean, with respect to any Person (a) any corporation of which 50% or more of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by such Person, (b) any partnership, joint venture, or other association of which 50% or more of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by such Person, (c) any other entity included in the financial statements of such Person on a consolidated basis. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of Holdings. For all purposes hereunder, (a) for the avoidance of doubt, Borrower shall be deemed to be a Subsidiary of Holdings, (b) from and after the Closing Date, Orgenesis Korea Co Ltd. and Orgenesis Germany GmBH shall be deemed to be Subsidiaries of Borrower and (c) from and after the Closing Date until the completion of the Post-Closing Restructuring Transactions (on the terms set forth herein), Orgenesis Belgium SRL shall be deemed to be a Subsidiary of Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter each subsidiary of Borrower that becomes a Loan Guarantor of the Obligations pursuant to the terms of this Agreement.

“Tax” means any of the following, and “Taxes” means all of the following, imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding, in each case including any interest, penalty, or addition thereto, whether disputed or not.

“Threshold Amount” means $100,000.

“Trade Secrets” means the following: (a) any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections; ; (b) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements, misappropriations and other violations for any of the foregoing; (c) the right to sue for past, present, and future infringements, misappropriations and other violations of any of the foregoing; and (d) all rights corresponding to any of the foregoing.

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“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, misappropriations and other violations thereof; (d) all rights to sue for past, present, and future infringements, misappropriations and other violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means out of pocket expenses payable by Borrower (including pursuant to Section 6 and/or Section 13 hereof) in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, and (b) the payment of the Transaction Costs.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unfunded Pension Liability” of any Pension Plan means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“US” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary (or any ERISA Affiliate of the Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

All terms defined in the UCC and not defined in this Agreement have the meanings specified therein.

Section 2. Disbursements. The proceeds of the Loan will be used in accordance with Section 5(a)(xi). The proceeds of the Loan will be available in a single drawing on the Closing Date and shall be disbursed in accordance with the funds flow memorandum. Amounts paid or prepaid in respect of the Loan may not be reborrowed. At all times prior to the deployment of proceeds of the Loans by the Borrower (or its Affiliates), and at all other times when any proceeds of the Loans are held by the Borrower or any other Loan Party, such proceeds shall solely be held in a deposit account subject to a deposit account control agreement (which may be “springing”) in favor of the Lender and reasonably acceptable to the Lender.

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Section 3. Convertible Loan. The terms of the Loan are as follows:

(a) Interest.

(i) Borrower shall pay interest on the Loan at a fixed rate equal to 8.00% per annum. Interest payments will be payable quarterly in arrears on the last Business Day of each quarter (each such last Business Day, an “Interest Payment Date”) and shall be paid “in kind”, capitalized, compounded and added to the principal balance of the Loan on each Interest Payment Date and thereafter bear interest as principal as provided herein.

(ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default any relevant amounts shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to in the case of principal of or interest on the Loan, 2.00% per annum plus the rate otherwise applicable to the Loan as provided in the preceding paragraphs of this Section 3 or in the case of any other amount, 2.00% per annum plus the rate applicable to the Loan.

(iii) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on the Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

(iv) On the Maturity Date, the entire outstanding principal balance of the Loan and all accrued and unpaid interest thereon shall be immediately due and payable (other than, for the avoidance of doubt, any amounts converted into Capital Stock of the Company on or prior to the Maturity Date as set forth in Section 11 below).

(v) Under no circumstances will the rate of interest chargeable under the Loan for any period, together with all other amounts that are treated as interest on the Loan under New York law (the “Applicable Charges”) be in excess of the maximum amount permitted by applicable New York law (the “Maximum Rate”). If for any period, the interest rate chargeable under the Loan, together with all Applicable Charges, shall exceed the Maximum Rate, the rate of interest payable in respect of the Loan, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section 3 shall be cumulated and the interest and Applicable Charges payable to the Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

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(b) Mandatory Prepayment; No Other Prepayment. Upon the consummation by Borrower of any debt or equity financing (or series of related debt or equity financings) (including, without limitation, the receipt of proceeds of any equity contribution by Borrower from Holdings) pursuant to which Borrower receives gross proceeds in excess $10,000,000, the Borrower shall promptly (and in any event within one Business Day) (a) notify Lender of the consummation of such financing and (b) at the election of Lender in its sole and absolute discretion, prepay all or a portion of the Loan (and accrued interest thereon) solely in an amount equal to the amount determined by Lender in its sole discretion. Any such prepayment shall be made within one (1) Business Day of receipt of notification by Lender of the amount to be so prepaid (and not prior to such time and not in any amount in excess of such amount specified by Lender). Other than as expressly set forth in this Section 3(b), the Loan may not be prepaid by Borrower (or any other Person) without the express written consent of Lender (in its sole and absolute discretion).

(c) Conversion. At the election of Lender (in its sole and absolute discretion), this Loan shall be convertible into Capital Stock of Borrower as provided herein.

Section 4. Representations and Warranties. Holdings and Borrower hereby make the following representations and warranties and acknowledge and agree that each and every one of the following representations and warranties shall survive the Closing Date and shall continue for as long as the Loan remains outstanding:

(a) Holdings, the Borrower and each of its Subsidiaries is duly organized (or, as the case may be, incorporated) and validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

(c) The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third party, except such as have been obtained or made and are in full force and effect, in connection with the Perfection Requirements and such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have an adverse effect on such Loan Party, will not violate any of such Loan Party’s Organizational Documents or subject to the Legal Reservations and Requirement of Law applicable to such Loan Party which violation, in the case of this clause (c)(ii), could reasonably be expected to have an adverse effect on such Loan Party and will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in an adverse effect on such Loan Party.

(d) Each of (x) the balance sheets provided to Lender on August 11, 2022 and the income statements provided to Lender on August 3, 2022 and (y) the financial statements most recently provided pursuant to Section 5(a)(iii)(1), (2) and (3), as applicable, presents fairly, in all material respects, the financial condition, income and cash flows of Holdings or Borrower, as applicable, on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to Section 5(a)(iii)(1), to the absence of footnotes and normal year-end adjustments.

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(e) Since December 31, 2021, there has been no Material Adverse Effect.

(f) As of the Closing Date, no Loan Party owns any Material Real Estate Asset.

(g) Holdings and each of its Subsidiaries have good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets (as applicable) and have good title to, or valid leasehold interests in, their personal property and assets, in each case, except for defects in title that do not materially interfere with their ability to conduct their business as currently conducted (or as proposed to be conducted) or to utilize such properties for their intended purposes.

(h) Holdings and its Subsidiaries own or otherwise have a license or right to use all rights in Designs, Patents, Trademarks, Domain Names, Copyrights and other rights in works of authorship (including all copyrights embodied in Software), Software, Trade Secrets and all other intellectual property rights (“IP Rights”) used to conduct their respective businesses as presently conducted without, to the knowledge of Borrower, any infringement or misappropriation or other violation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement or misappropriation or other violation would not reasonably be expected to have, individually or in the aggregate, an adverse effect on Holdings and its Subsidiaries.

(i) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in an adverse effect on Holdings and its Subsidiaries.

(j) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in an adverse effect on Holdings and its Subsidiaries, (A) neither the Borrower nor any of its Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any fact or circumstance that would give rise to any Environmental Claim or Environmental Liability, (B) Holdings, the Borrower and its Subsidiaries are and have been in compliance with all Environmental Law and all Governmental Authorizations, permits, licenses and other approvals required under any Environmental Law (“Environmental Permits”) and (C) no Hazardous Material has been Released on, at, under, to, from any real property or facility currently or formerly owned, leased or operated by Borrower or any of its Subsidiaries (or any of their respective predecessors).

(k) Each of Holdings, the Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in an adverse effect on Holdings and its Subsidiaries; it being understood and agreed that this Section 4(k) shall not apply to any Requirement of Law specifically referenced in Section 4(u) (v), (w) or (x).

(l) No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

(m) Each of Holdings, the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

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(n) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in an adverse effect on Holdings and its Subsidiaries. No ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events, would reasonably be expected to result in an adverse effect on Holdings and its Subsidiaries. With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder, would not reasonably be expected to result, individually or in the aggregate, in an adverse effect on Holdings and its Subsidiaries. Except as would not reasonably be expected to result, individually or in the aggregate, (i) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA and (iv) neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(o) As of the Closing Date, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its Subsidiaries that was prepared by or on behalf of Holdings, the Borrower or its Subsidiaries or their respective representatives and made available to Lender in connection with the Loan on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date). The Projections have been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(p) As of the Closing Date, immediately after giving to the Transactions and the incurrence of Indebtedness under this Agreement to occur on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured; (iii) the capital of Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Borrower and its Subsidiaries, on a consolidated basis, contemplated as of the Closing Date; and (iv) Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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(q) Schedule 4(q) sets forth, in each case as of the Closing Date, a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable Subsidiary and the type of entity of Holdings and each of its Subsidiaries.

(r) After giving effect to the Transactions, the Legal Reservations, the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of Lender, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein.

(s) Except as individually or in the aggregate would not reasonably be expected to have an adverse effect on Borrower and its Subsidiaries, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

(t) No part of the proceeds of the Loan has been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

(u) None of Holdings, the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is the subject or target of any sanctions administered or enforced by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”), the US Secretary of State, Her Majesty’s Treasury of the United Kingdom, the United Nations, or the European Union (“Sanctions”) or located, organized or resident in a country or territory that is the subject or target of Sanctions. Holdings, the Borrower, and each Subsidiary are in compliance with Sanctions.

(v) To the extent applicable, each Loan Party and each Subsidiary is in compliance in all material respects with the USA PATRIOT Act and each Anti-Terrorism Law.

(w) Neither Holdings, the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower nor any Subsidiary, has taken any action, directly or indirectly, that would result in a violation by any such Person of the US Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any equivalent or similar law or regulation enacted or administered by the United Kingdom (including the UK Bribery Act of 2010) or other applicable anti-corruption Requirement of Law of any Governmental Authority, including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA, and any applicable anti-corruption Requirement of Law of any Governmental Authority. Each of Holdings, the Borrower and each of its Subsidiaries is in compliance with the FCPA and any other applicable Requirement of Law of any Governmental Authority pertaining to bribery or corruption.

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(x) The Borrower will not, directly, or to its knowledge, indirectly, use or make available the proceeds of any Loan (i) to finance the activities of any Person that is the subject or target of Sanctions or located, organized, or resident in any country or territory that is the subject or target of Sanctions, or in any manner otherwise in violation of any Sanctions, except to the extent the same is licensed or otherwise approved by OFAC, Her Majesty’s Treasury or the European Union or its member states, as applicable, or (ii) in violation of the FCPA or the USA PATRIOT Act or any equivalent or similar law or regulation enacted or administered by England or Wales or the European Union or its member states.

(y) Borrower (and its Affiliates) will use the proceeds of the Loans only for the purposes specified in Section 5(a)(xi).

(z) Except where the failure to do so would not reasonably be expected to have an adverse effect on Holdings and its Subsidiaries, as of the Closing Date Holdings and the Borrower maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings, the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.

(aa) None of Holdings or any or its Subsidiaries is engaged in any material dispute with any of its customers, suppliers or other commercial counterparties. None of Holdings or any of its Subsidiaries has received any notice from any customer, supplier or other commercial counterparty stating any intention or threat to terminate or materially reduce purchases, supply arrangements or other trade arrangements, as applicable, from Holdings or any of its Subsidiaries. There are no material modifications pending or contemplated with respect to any contractual agreements among Holdings or any of its Subsidiaries, or the one hand, and any customers, suppliers or other commercial counterparties of Holdings or its Subsidiaries, on the other hand, that are materially less favorable to Holdings and its Subsidiaries, taken as a whole, than as set forth in which contractual agreements as of the Closing Date.

Section 5. Certain Covenants.

(a) Affirmative Covenants. Holdings and the Borrower covenants and agrees to the following:

(i) Punctual Payment. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and Borrower will duly and punctually pay or cause to be paid all other amounts provided for in this Agreement and the other Loan Documents to which Borrower is a party, all in accordance with the terms of this Agreement and the other Loan Documents.

(ii) Records and Accounts. Borrower will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (ii) maintain adequate accounts and reserves for all Taxes (including income Taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, all in accordance with GAAP.

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(iii) Financial Statements, Certificates and Information. Until such time as all amounts due under this Agreement and any Loan Documents have been paid in full, Borrower will deliver to the Lender:

(1) As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2022, the consolidated balance sheet of Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flow of Borrower for such Fiscal Year, setting forth in reasonable detail and in comparative form the corresponding figures for the Annual Budget and the corresponding figures for the previous Fiscal Year and with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any “going concern” such qualification pertaining to the maturity of any Indebtedness occurring within 12 months of the relevant audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP);

(2) As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2022, the unaudited consolidated balance sheet of Borrower as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flow of Borrower for such Fiscal Quarter, setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures for the Annual Budget, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(3) As soon as available, and in any event within 30 days after the end of each Fiscal Month of each Fiscal Quarter (provided that, for the Fiscal Months ending July 31, 2022 and August 31, 2022, the applicable period shall be 45 days), commencing with the Fiscal Month ended July 31, 2022, the unaudited consolidated balance sheet of Borrower as at the end of such Fiscal Month and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Borrower for such Fiscal Month, setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year; provided, however, that with respect to any acquisition consummated after the Closing Date, such financial statements shall not be required to reflect purchase accounting adjustments relating thereto until the delivery of annual financial statements pursuant to Section 5(a)(iii)(1) with respect to the Fiscal Year in which such acquisition was consummated;

(4) Together with each delivery of financial statements of the Borrower pursuant to Section 5(a)(iii)(1), Section 5(a)(iii)(2) and/or Section 5(a)(iii)(3), a duly executed and completed Compliance Certificate;

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(5) Together with each delivery of financial statements of Borrower pursuant to Section 5(a)(iii)(1), Section 5(a)(iii)(2) and/or Section 5(a)(iii)(3), a Narrative Report;

(6) Promptly upon any Responsible Officer of the Borrower obtaining knowledge of any Default or Event of Default or the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, an adverse effect on Holdings and its Subsidiaries, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(7) Promptly upon any Responsible Officer of the Borrower obtaining knowledge of the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lender, or any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have an adverse effect on Holdings and its Subsidiaries, written notice thereof from Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable Lender to evaluate such matters;

(8) As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year an annual operating budget (on a quarterly basis), commencing with an annual operating budget in respect of the Fiscal Year ending December 31, 2022, prepared by management of the Borrower for such Fiscal Year (the “Annual Budget”);

(9) Promptly (and, in any event, within 30 days) written notice of any change in any Loan Party’s legal name, in any Loan Party’s type of organization or in any Loan Party’s jurisdiction of organization (or, as applicable, incorporation), in each case to the extent such information is necessary to enable Lender to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(10) Promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of material third party Indebtedness of the Borrower and its Subsidiaries in excess of the Threshold Amount (other than (i) any immaterial correspondence in the ordinary course of business or (ii) any regularly required monthly, quarterly or annual certificates or notices specific to the nature of a specific facility or the internal requirements of the specific debtholders under such facility (e.g., borrowing base certificates, monthly financial statements, etc.)), in each case pursuant to the terms of any definitive document governing such Indebtedness and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5;

(11) Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5(a)(iii)(1), Section 5(a)(iii)(2) and/or Section 5(a)(iii)(3), a Perfection Certificate Supplement; and

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(12) Such other certificates, reports and information (financial or otherwise) as Lender may reasonably request from time to time regarding the financial condition or business of Holdings, the Borrower and its Subsidiaries; provided, however, that none of Holdings, the Borrower nor any Subsidiary shall be required to disclose or provide any information (a) that constitutes non- financial Trade Secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5(a)(iii)(12)).

(iv) Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.

(v) Maintenance of Properties. Holdings and the Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of Holdings, the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to materially interfere with its ability to conduct such Loan Party’s business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(vi) Insurance. Except where the failure to do so would not reasonably be expected to have an adverse effect on Holdings and its Subsidiaries, Holdings and Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings, Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Holdings and Borrower shall, or shall cause its applicable Subsidiary to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) reasonably cooperate with Lender and provide information reasonably required by the Lender to comply with the Flood Insurance Laws, (iii) deliver to the Lender evidence of such compliance in form and substance reasonably acceptable to the Lender, including evidence of annual renewals of such insurance and (iv) furnish to the Lender Administrative Agent prompt written notice of any re-designation of any such real property into or out of a special flood hazard area. Each such policy of insurance shall name Lender as an additional insured thereunder as its interests may appear and to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender’s loss payable clause or endorsement that names Lender as the lender’s loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to Lender of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premium thereunder).

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(vii) Inspection of Properties. Holdings and the Borrower will, and will cause each of its Subsidiaries to, permit any authorized representative designated by Lender to visit and inspect any of the properties of Holdings, the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that except during the continuance of an Event of Default, Lender shall not exercise such rights more often than two times during any calendar year and only two times per calendar year shall be at the expense of the Borrower and its Subsidiaries, when an Event of Default exists, Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and notwithstanding anything to the contrary herein, neither Holdings, the Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter that constitutes non- financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, in respect of which disclosure to Lender or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, that is subject to attorney-client or similar privilege or constitutes attorney work product or in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5).

(viii) Maintenance of Books and Records. Holdings and the Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of Holdings, the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

(ix) Environmental Matters. Holdings, the Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations.

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(x) Compliance with Laws. Holdings and the Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws and Environmental Permits, Sanctions, the USA PATRIOT Act, the FCPA, and/or any Anti- Terrorism Law).

(xi) Use of Proceeds. Borrower shall use the proceeds of the Loan solely (i) to support expansion of Borrower’s POCare Services business (including developing additional POCare centers and to finance capital expenditures in respect of mobile processing units and labs), (ii) within 45 days after the Closing Date, in an amount not to exceed $1,000,000 (in the aggregate), to make payments to Holdings, the proceeds of which payments shall reimburse Holdings for payments made by Holdings to vendors on behalf of Borrower and its Subsidiaries prior to the Closing Date and (iii) within 45 days after the Closing Date, in an amount not to exceed $2,500,000 (in the aggregate), to make advances to Holdings (solely in the form of intercompany loans that shall be pledged as Collateral hereunder), the proceeds of which advance shall be used to repay obligations outstanding under the Merkin Note.

(xii) Existence. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses, IP Rights and permits material to its business except, other than with respect to the preservation of the existence of Holdings or the Borrower, to the extent that the failure to do so could not reasonably be expected to result in an adverse effect on Holdings and its Subsidiaries.

(xiii) Covenant to Guarantee Obligations and Provide Security.

(1) Upon the formation or acquisition after the Closing Date of any Subsidiary or any Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary if the event giving rise to the obligation under this Section 5(a)(xiii) occurs on or before the date on which financial statements are required to be delivered pursuant to Section 5(a)(iii)(3) for the Fiscal Month in which the relevant formation, acquisition, designation or cessation occurred (or such longer period as Lender may reasonably agree), the Borrower shall cause such Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement”, as applicable, and upon the reasonable request of Lender, cause the relevant Subsidiary to deliver to Lender a signed copy of a customary opinion of counsel for such Subsidiary, addressed to Lender and the Lenders.

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(2) Within 45 days after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset) (or such longer period as Lender may agree in its sole discretion), the Borrower shall notify Lender, and will cause the Loan Party that is the record owner of such Material Real Estate Asset to execute and deliver to Lender (i) counterparts of a Mortgage with respect thereto effective to create a valid and subsisting first-priority Lien on such Material Real Estate Asset in favor of Lender, (ii) a policy or policies of title insurance in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by Lender) of the fair market value of such Material Real Estate Asset and fixtures, issued by a nationally recognized title insurance company reasonably acceptable to the Lender insuring the Lien of each such Mortgage as a first priority Lien on the property described therein, free of any other Liens except as expressly permitted by the terms of this Agreement, together with such reasonable and customary endorsements, coinsurance and reinsurance as the Lender may reasonably request, (iii) such reasonable and customary affidavits and instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence reasonably acceptable to the Lender of payment of all title policy premiums, actual search and examination charges, escrow charges and related charges, mortgage recording taxes, actual fees, actual charges, actual costs and actual expenses required for the recording of the Mortgage and issuance of the title policy referred to above, (v) a survey of each such Material Real Estate Asset in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) such reasonable and customary legal opinions as the Lender may reasonably request with respect to any such Mortgage, (vii) a standard “Life of Loan” flood certification and any required borrower notices under Regulation H (together with evidence of federal flood insurance reasonably acceptable to Lender for any Flood Hazard Property) with respect to each such Material Real Estate Asset, which flood certification shall (1) be addressed to the Lender, (2) be completed by a company which has guaranteed the accuracy of the information contained therein and (3) otherwise comply in all material respects with the Flood Insurance Laws, and (viii) take such further reasonable and customary actions as my be requested by Lender including causing the filing and recording of financing statements and fixture filings, and causing the delivery of an appraisal (if required under the Financial Institutions Reform Recovery Act of 1989). With respect to any Material Real Estate Asset owned by any Subsidiary at the time such Subsidiary is required to become a Loan Party under Section 5(a)(xiii)(1) above, such Material Real Estate Asset shall be deemed to have been acquired by such Subsidiary on the first day of the time period within which such Subsidiary is required to become a Loan Party under Section 5(a)(xiii)(1).

(xiv) Further Assurances. Promptly upon request of Lender,

(1) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and/ or which Lender reasonably may request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

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(2) Holdings and the Borrower will, and will cause each other Loan Party to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as Lender may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents

(xv) Post-Closing Obligations. Holdings and the Borrower will, and will cause each of their applicable Subsidiaries to, take each of the actions set forth on Schedule 5(a)(xv) within the time period prescribed therefor on Schedule 5(a)(xv) (as such time period may be extended by Lender in its sole and absolute discretion).

(xvi) Specified Subsidiaries. Until the consummation of the Post-Closing Restructuring, (a) each of the Specified Subsidiaries shall, and Holdings shall cause each Specified Subsidiary to, operate its business in the ordinary course of business consistent with past practice and in compliance with all covenants contained in this Agreement and each other Loan Document and (b) each of the Specified Subsidiaries shall, and Holdings shall cause each Specified Subsidiary to, comply with all covenants contained in this Agreement and the other Loan Documents as if each such Specified Subsidiary were a subsidiary of Borrower as of the Closing Date.

(b) Certain Negative Covenants. Unless Borrower has received the express written permission or consent of the Lender, Holdings (solely with respect to Section 5(b)(xiv)) and Borrower covenant and agree:

(i) Corporate Changes. Borrower will not, and will not permit any of its direct or indirect Subsidiaries to, directly or indirectly, merge or consolidate with any Person or amend, alter or modify its organizational documents or its legal name, mailing address, chief executive office or principal places of business, jurisdiction of organization, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

(ii) Indebtedness. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, directly or indirectly other than: (i) Indebtedness created under this Agreement and the other Loan Documents, (ii) the Specified Intercompany Indebtedness and (iii) other Indebtedness in an aggregate outstanding principal amount not to exceed $500,000 (in aggregate).

(iii) Liens. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, create, incur, assume or suffer to exist, any Lien on any of its or its Subsidiaries’ properties or assets now owned or hereafter acquired except Liens securing Indebtedness in an aggregate outstanding principal amount not to exceed $500,000.

(iv) Investments. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, make or commit to make any Investment, whether in cash, securities or other property of any kind in excess of $500,000 (in aggregate for all Investments on or after the Closing Date) at any time outstanding; provided that the following Investments shall be permitted:

(1) Investments by Loan Parties in other Loan Parties (other than Holdings) and Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries of the Borrower;

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(2) Investments as separately agreed in writing between Lender and Borrower on August 12, 2022; and

(3) the consummation of the Post-Closing Restructuring Transactions in accordance with the terms hereof.

(v) Guarantees. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, assume, endorse, be or become liable for or guarantee the obligations of any other Person.

(vi) Dividends, Stock Redemptions, Stock Issuances, Exchange, Distributions, Etc. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, directly or indirectly, pay any dividends or distributions on, or purchase, redeem or retire, any shares of any class of its Capital Stock or other equity interests or any convertible securities, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Capital Stock or other equity interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any Subsidiary of Borrower (provided that Subsidiaries of the Borrower may make such payments or distributions to any other Subsidiary of the Borrower that is a Loan Party hereunder or to the Borrower).

(vii) Transactions with Affiliates. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, enter into any transaction with any of its employees, directors or any Affiliate, other than (x) payments permitted pursuant to paragraph (vi) above and (y) the consummation of the Post-Closing Restructuring Transactions in accordance with the terms hereof.

(viii) Negative Pledges. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any other Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any Subsidiary Guarantor or (z) any Guarantor (or the Borrower) to create, permit or grant a Lien on any of its properties or assets to secure the Obligations.

(ix) Dispositions. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition, except for Permitted Dispositions; provided that, notwithstanding any provision of this Agreement or any other Loan Document to the contrary, in no event shall Borrower make, or permit any of its Subsidiaries to make, any Disposition of any Capital Stock of any direct or indirect Subsidiary of Borrower (including any Disposition by way of issuance of Capital Stock or by way of the incurrence of any Lien thereon).

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(x) Change in Nature of Business. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of its obligations hereunder or under any of the other Loan Documents or could reasonably be expected to result in an adverse effect on Borrower and its Subsidiaries, or engage in any business other than in the Point of Care business previously described by Borrower to Lender.

(xi) Sale and Leaseback Transactions. Borrower will not, nor will it permit any of its direct or indirect Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or the relevant Subsidiary has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) and intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such other Person in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”).

(xii) Amendments or Waivers of Certain Documents. Borrower will not, nor will it permit any Subsidiary to, amend or modify their respective Organizational Documents in a manner that is materially adverse to the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that Borrower and/or any Subsidiary may, without the prior written consent of Lender or any other Person, effect a change to its organizational form.

(xiii) Repayment of Certain Indebtedness. Borrower will not, nor will it permit any or its direct or indirect Subsidiaries, make any payment in Cash (or otherwise) on or in respect of principal of or interest on any Specified Intercompany Indebtedness.

(xiv) Certain Covenants of Holdings. Holdings shall not (a) consummate any Disposition of the Capital Stock of the Specified Subsidiaries other than pursuant to the Post-Closing Restructuring Transactions, (b) permit, incur, assume or suffer to exist any Liens on any Capital Stock of Borrower or any Specified Subsidiary and (c) consummate any Disposition of the Capital Stock of Borrower (including any Disposition by virtue of issuance of Capital Stock of Borrower).

Section 6. Fees and Expenses. On the Closing Date, Borrower shall pay all recording fees. Upon the occurrence of an Event of Default, Borrower shall pay all reasonable costs that Lender incurs in enforcing this Agreement, including without limitation reasonable attorney’s fees and expenses. All payments made by or on behalf of any Loan Party will be made free and clear of, and without withholding or deduction for or on account of, any Taxes, unless required by law. If any such withholding or deduction is required, the applicable Loan Party will pay such additional amounts as may be necessary to ensure that the net amounts received, after such withholding or deduction, by the person with respect to which such withholding or deduction was made will equal the amounts which would have been received by such person in the absence of such withholding or deduction.

Section 7. Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

(a) Failure to Pay. Borrower shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Agreement or any other Loan Document on the date due and such payment shall not have been made within five (5) days of Borrower’s receipt of Lender’s written notice to Borrower of such failure to pay; or

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(b) Breaches of Covenants. Holdings, the Borrower or any of its Subsidiaries shall fail to observe or perform (x) any covenant, obligation, condition or agreement set forth in Section 5(a)(iii)(6), Section 5(a)(vii), Section 5(a)(xv), Section 5(a)(xvi) or Section 5(b) or (y) any other covenant, obligation, condition or agreement contained in this Agreement or the other Loan Documents and, in the case of this clause (y), (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days or (B) Borrower shall not have commenced a cure in a manner reasonably satisfactory to Lender within the initial fifteen (15) day period; or

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Holdings, the Borrower or any of its Subsidiaries to Lender in writing in connection with this Agreement or any of the other Loan Documents, or as an inducement to Lender to enter into this Agreement and the other Loan Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished (or with respect to those representations and/or warranties qualified by “materiality”, “in all material respects” or by “Material Adverse Effect” (in each case, or words of similar import), such representation or warranty shall be false, incorrect, incomplete or misleading in any respect when made or furnished); or

(d) Other Payment Obligations. Any Indebtedness under any bonds, debentures, notes or other evidences of Indebtedness for money borrowed (or any guarantees thereof, excluding this Agreement and the other Transactions Documents) by Holdings, the Borrower or its Subsidiaries in an aggregate principal amount in excess of the Threshold Amount is not paid when due either at its stated maturity (or otherwise) or upon acceleration thereof, and such Indebtedness is not discharged, or such acceleration is not rescinded or annulled prior to the exercise of remedies and/or acceleration of obligations hereunder (or under any other Loan Document); or

(e) Voluntary Bankruptcy or Insolvency Proceedings. Holdings, the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Holdings, the Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

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(g) Judgments. A final judgment or order for the payment of money in excess of the Threshold Amount shall be rendered against Holdings, the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed pending appeal, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Holdings, the Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed pending appeal, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(h) Loan Documents. Any Loan Document or any material term thereof shall cease to be, or be asserted by Borrower or any other Loan Party not to be, a legal, valid and binding obligation of any Loan Party enforceable in accordance with its terms; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of a Loan Party or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in an adverse effect on Holdings, Borrower and/or its Subsidiaries , or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in an adverse effect on Holdings, Borrower and/or its Subsidiaries; or

(j) Material Adverse Effect. One or more conditions exist or events have occurred which constitutes a Material Adverse Effect; or

(k) Cross-Event of Default. Holdings, Borrower or any of its Subsidiaries shall default in any payment (or otherwise) in respect of any Indebtedness in excess of the Threshold Amount (other than this Loan) incurred by Holdings, Borrower or any such Subsidiary beyond the period of grace, if any, provided in the instrument(s) or agreement(s) governing such Indebtedness (or such Indebtedness shall have been accelerated or the lenders or other holders of obligations thereunder shall have the right to cause such an acceleration);

(l) Change of Control. A Change of Control shall occur.

Section 8. Rights of Lender upon Default.

(a) Whenever any Event of Default referred to in Section 7 hereof shall have occurred and be continuing, the Lender may take one or more of the following remedial steps:

(i) declare the entire principal amount of, and interest on, the Loan to be due and payable forthwith (provided that upon the occurrence of an Event of Default described in Section 7(e) or Section 7(f), all such amounts and all other obligations hereunder or under any other Loan Document shall, in each case, automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived), whereupon the Loan shall become forthwith, immediately due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan to the contrary notwithstanding;

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(ii) take any action at law or in equity to collect the payments then due and thereafter to become due under the Loan or to enforce performance and observance of any obligation, agreement or covenant of Holdings or Borrower under this Agreement;

(iii) take possession of the Loan Parties’ interest in the Collateral without terminating this Agreement (including, without limitation filing the Intellectual Property Security Agreement held in escrow), and pursue remedies of a creditor under the UCC and assign, sell or lease, or otherwise dispose of the Loan Parties’ interest in the Collateral for the account of the applicable Loan Party, and the Loan Parties shall then be liable for the difference between the Loan payments and other amounts due under this Agreement and amounts received pursuant to such assignment or contract of sale or lease or other disposition of the Loan Parties’ interest in the Collateral and the amount of such difference shall then be immediately due and payable. The Borrower hereby agrees that in the event the Lender does take possession of the Collateral as provided herein, the obligation of the Borrower to pay such Loan payments due or to become due under this Agreement shall survive such repossession;

(iv) without further notice or demand or legal process, enter upon any premises of the Loan Parties and take possession of the Collateral, all records and items relating to the Collateral and, at the Lender’s request, the Loan Parties will assemble the Collateral and such records and deliver them to the Lender; and

(v) sell the Collateral. At such sale the Lender may sell the Collateral for cash or upon credit or otherwise, at such prices and upon such terms as it deems advisable and the Lender may bid or become purchaser at such sale, free of the right of redemption, which is hereby waived. The Lender may adjourn such sales at the time and place fixed therefor without further notice or advertisement and may sell such Collateral as an entirety or in separate lots as it deems advisable, but the Lender shall not be obligated to sell all or any part of such Collateral at the time and place fixed for such sale if it determines not to do so. Upon the institution of any such action hereunder by the Lender, the Lender shall be entitled to the appointment of a receiver for the Collateral without proof of the depreciation of the value of same.

(b) If the Lender shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lender, then Borrower, Holdings and the Lender shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of Borrower, Holdings and the Lender shall continue as though no such proceedings had taken place.

(c) No remedy herein conferred or reserved to the Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Lender to exercise any remedy reserved to it in this Section, it shall not be necessary to give notice other than such notice as may be required in this Section.

(d) In addition to the above remedies, if the Loan Parties commit a breach, or threatens to commit a breach of this Agreement or any other Loan Document, the Lender shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Lender and that money damages will not provide an adequate remedy therefor.

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(e) In the event any Loan Party should default under any of the provisions of this Agreement or any other Loan Document and the Lender shall require and employ attorneys or incur other expenses for the collection of payments due or to become due for the enforcement or performance or observance of any obligation or agreement on the part of the Loan Parties contained herein or in any other Loan Document, the Borrower shall on demand therefor pay to the Lender, the reasonable fees of such attorneys and other expenses so incurred by the Lender.

(f) The Lender shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Loan Parties if an Event of Default shall occur hereunder.

Section 9. Damage, Destruction, Condemnation.

(a) If the Collateral shall be damaged or either partially or totally destroyed or if title to or the temporary use of the whole or any part of the Collateral shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by the Borrower under this Agreement or under the Loan (or the amounts payable by any Loan Party under any Loan Document).

(b) In the event of any damage, destruction, taking or condemnation, the proceeds from any insurance or condemnation award shall (unless Lender shall otherwise expressly agree in writing) be deposited with the Lender and applied to the payment of any amounts due on the Loan unless the Lender shall agree to apply the proceeds to the repair, reconstruction, replacement or relocation of the Collateral (or shall otherwise expressly waive its rights to such proceeds in writing).

Section 10. Conditions Precedent to Closing Date. The occurrence of the Closing Date shall be subject to the satisfaction (or waiver) of each of the following conditions (all in form and substance satisfactory to Lender):

(a) Credit Agreement and Loan Documents. Lender (or its counsel) shall have received from each Loan Party thereto a counterpart signed by such Loan Party (or written evidence satisfactory to Lender (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of this Agreement, the Security Agreement, any Intellectual Property Security Agreement, the Loan Guaranty and any promissory note requested by a Lender.

(b) Legal Opinions. Lender shall have received (i) a customary written opinion of Pearl Cohen Zedek Latzer Baratz LLP, in its capacity as special New York and Delaware counsel to the Loan Parties on the Closing Date, (ii) a customary written opinion of Lewis Roca Rothgerber Christie LLP, in its capacity as special Nevada counsel to the Loan Parties on the Closing Date, and (iii) a customary written opinion of Gordon Feinblatt LLC, in its capacity as special Maryland counsel to the Loan Parties on the Closing Date, in each case, dated as of such date and addressed to Lender.

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(c) Secretary’s Certificate and Good Standing Certificates. Lender shall have received a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary, director or other Responsible Officer thereof, which shall certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by- laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d) Solvency Certificate. Lender shall have received a certificate in substantially the form of Exhibit B from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(e) Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any representation and warranty is already qualified by materiality, then any such representation and warranty shall be true and correct in all respects and specifically refers to a given date or period, it shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such date or for such period.

(f) Perfection Certificate. Lender shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(g) Pledged Stock and Pledged Notes. Lender shall have received the original certificates representing any Capital Stock listed on Schedule 3 to the Perfection Certificate dated as of the Closing Date, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof.

(h) Lien Searches. Lender shall have received results of a recent search, by a Person satisfactory to Lender, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search.

(i) Filings, Registrations and Recordings. Subject to the Perfection Requirements, each document (including any UCC financing statement) required by any Collateral Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of Lender, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(j) [Reserved].

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(k) USA PATRIOT Act. No later than one Business Days in advance of the Closing Date (or such later date as Lender may agree), Lender shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Financial Crimes Enforcement Network’s beneficial ownership regulation.

(l) Material Adverse Effect. Since December 31, 2021, there shall not have occurred, and be continuing, a Material Adverse Effect.

(m) Officer’s Certificate. Lender shall have received a certificate from a Responsible Officer of the Borrower certifying the satisfaction of the conditions precedent set forth in Section 10(e) and (l).

Notwithstanding the foregoing, by funding the Loan on the Closing Date, this Agreement and all other Loan Documents shall be (and shall be deemed to be) binding and effective in all respects and all conditions in this Section 10 shall be deemed satisfied or waived (as such) (provided that, notwithstanding the foregoing, to the extent any representation or warranty shall not have been true and correct (as required herein or in any other Loan Agreement, or as set forth in any certificate delivered herewith or therewith) or any default, Default or Event of Default (or other breach) shall have occurred, all rights and remedies of the Lender shall be (and hereby are) preserved).

Section 11. Conversion.

(a) At the sole option of Lender, as provided below, all or any portion of outstanding principal amount of the Loan (and all accrued paid-in-kind interest), as determined by Lender in its sole discretion (the “Converted Amount”), shall be convertible (a “Conversion”) on one or more occasions (i) in connection with a Qualified Financing (as defined below) or (ii) if a Qualified Financing is not consummated prior to November 1, 2022, at any time thereafter (in each case of clauses (i) and/or (ii), whether or not an Event of Default shall have occurred or be continuing and whether or not the Obligations have been accelerated in accordance with Section 8 hereof (or otherwise)). For purposes hereof, the term “Qualified Financing” shall mean a sale or issuance (or series of related sales or issuances) of Capital Stock or instruments convertible into or exchangeable for Capital Stock of Borrower with gross proceeds of not less than $10,000,000.

(b) Conversion Price. The conversion price for any Conversion shall be determined as set forth below:

(i) If Borrower consummates a Qualified Financing prior to November 1, 2022, the Converted Amount shall be convertible at the option of Lender into the most senior Capital Stock issued in such Qualified Financing, at the valuation implied in such Qualified Financing.

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(ii) If a Qualified Financing is not consummated prior to November 1, 2022, the Converted Amount shall be convertible at the option of Lender at any time after such date into common Capital Stock of Borrower at a 25% premium to the fair market value of Borrower as of the Closing Date, as determined by a nationally recognized independent accounting firm in the United States selected by Lender (the “FMV Common Shares”). Such fair market value shall be calculated based on a “sum of the parts” valuation using the closing share price of the publicly traded shares of Holdings (NASD:ORGS) as of the Closing Date; provided that, in the event that a Capital Stock financing involving a sale or issuance to one or more Persons that are not an Affiliate of Borrower is consummated after November 1, 2022 but prior to the one-year anniversary of the Closing Date, and the equity sold or issued in such Capital Stock financing is on terms (including at a valuation), or contains terms (including economic terms), more favorable to the holder of such Capital Stock than the FMV Common Shares, the terms of the FMV Common Shares, or number of FMV Common Shares issued to Lender (or its designee), shall be amended (and/or increased) at the request of Lender (or its designee or successor or assign) to include such more favorable terms and/or to effectuate such increase (this proviso, the “FMV Common Shares Terms MFN”). This FMV Common Shares Terms MFN shall survive termination of this Agreement and/or repayment in full and/or Conversion of the Loans and other Obligations hereunder.

(iii) If after the Closing Date Lender or any of its Affiliates consummates an actual investment in the Capital Stock of Borrower as part of a Qualified Financing consisting of the issuance of Capital Stock, Borrower may upon consummation of such Qualified Financing that includes such actual equity investment by Lender or its Affiliates in such Capital Stock convert the outstanding principal amount of the Loan (and all accrued interest thereon (including capitalized interest)) into the same Capital Stock of Borrower that is the subject of Lender’s (or its Affiliate’s) then-investment at the valuation implied in such Qualified Financing.

(c) Qualified Financing. Borrower shall promptly notify Lender that a Qualified Financing is anticipated to occur (and in any event, shall provide such written notice on or before the date that is 45 days prior to the consummation of such Qualified Financing).

(d) Conversion Procedure. Before Lender shall be entitled to convert the Loan into Capital Stock as set forth under this Section, it shall give written notice (a “Conversion Notice”) to Borrower of the election to convert the same pursuant to this Section, and shall state therein the amount of the unpaid principal amount of (and accrued interest on) the Loan to be converted and the name or names in which the certificate or certificates for shares of equity (or other instruments) are to be issued. Borrower shall, as soon as practicable thereafter (and in no event greater than ten (10) calendar days following the date of such Conversion Notice (unless otherwise expressly agreed by Lender in its sole discretion)), issue and deliver to Lender a certificate or certificates for the number of shares of Capital Stock (or other instruments) to which Lender shall be entitled upon such Conversion (bearing such legends as are required by this Agreement and applicable state and federal securities laws in the opinion of counsel to Borrower), together with any other securities and property to which Lender is entitled upon such Conversion under the terms of this Loans, including payment of any cash amounts payable as described in Section 11(e). Each Conversion shall be deemed to have been made immediately prior to the close of business on the date of the Conversion Notice, and upon such Conversion, Lender shall be treated for all purposes as the record holder of such equity as of such date.

(e) Fractional Shares, Interest, Effect of Conversion. No fractional shares shall be issued upon any Conversion of the Loan (or any portion thereof). In lieu of Borrower issuing any fractional shares to Lender upon any Conversion of the Loan (or any portion thereof), Borrower shall pay to Lender an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, Borrower shall pay to Lender any interest accrued on the amount converted (unless such interest is to be converted, as set forth in the other provisions of this Section 11) and on the amount to be paid to Borrower pursuant to the previous sentence. Upon Conversion of this Loan in full and the payment of the amounts specified in this Section, Borrower shall be forever released from all its obligations and liabilities under this Loan.

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(f) Investor Rights Agreement. In the event of any Conversion pursuant to this Section 11, Lender (or its successor or assign) shall continue to have the same governance and consent rights that it held as Lender pursuant to this Agreement, which shall be set forth in an investor rights (or similar) agreement, including an amended and restated limited liability company agreement, to be entered into between Lender and Borrower (which shall be consistent with Exhibit C and shall otherwise be negotiated by Lender and Borrower in good faith and entered into in connection with such Conversion). Lender shall also be entitled to customary minority protections including tag along rights, preemptive and anti-dilution rights, and information rights pursuant to such agreement, in addition to, in connection with a conversion made in connection with a Qualified Financing, any other customary rights and protections pursuant to any shareholders or similar agreement entered into in connection with such Qualified Financing.

(g) Specific Performance. Each of the parties hereto expressly agrees that Lender would be irreparably damaged if this Section 11 is not specifically enforced. Upon a breach, default or a threatened breach of the terms or provisions of this Agreement (or any other Loan Document) by Holdings, Borrower or any other Loan Party, Lender shall, in addition to all other remedies, be entitled to a decree for specific performance, without the necessity of proof of actual charges or the posting of a bond or other security. Holdings and Borrower (or behalf of themselves and their applicable Subsidiaries) each hereby waive, and agree that they will not raise, any defense to any action for specific performance of such party’s obligations under this Section 11 in accordance with the terms hereof based upon any obligation of Lender to mitigate damages or upon Lender having an adequate remedy at law. As applicable in order for Lender to give effect thereto, Lender’s rights under this Section 11 shall survive termination of the Loan Agreement.

(h) For the avoidance of doubt, (a) prior to any Conversion, all Obligations under this Agreement and the other Loan Documents shall remain outstanding in accordance with the terms hereof and thereof and (b) from and after any Conversion, all Obligations under this Agreement and the other Loan Documents that are not Converted shall remain outstanding in accordance with the terms hereof and thereof.

Section 12. Lender Optional Investment. At any time prior to the earlier of a Borrower IPO or a second to occur (after the Closing Date) “change or control” (or equivalent term) (to be defined in the Borrower LLC Agreement amendment, and subject to the terms thereof), Lender shall have the option on one or more occasions to invest up to an aggregate additional amount of $10,000,000 (the “Lender Optional Investment”) in the common Capital Stock of Borrower. If a Qualified Financing is completed prior to the November 1, 2022, the Lender Optional Investment shall be to purchase common Capital Stock at the valuation implied in such Qualified Financing, otherwise the Lender Optional Investment shall be to purchase FMV Common Shares (subject to the FMV Common Shares Terms MFN). This right shall survive termination of this Agreement and/or repayment in full and/or Conversion of the Loans and other Obligations hereunder.

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Section 13. Waivers; Indemnity. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Agreement, and shall pay all reasonable costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses arising out of Lender’s relationship with the Borrower (provided that in no event shall Borrower be required to pay any fees and expenses of Lender incurred on or prior to the Closing Date in excess of $350,000). Borrower covenants and agrees that neither the Lender, its members,agents, servants, officers or employees shall be liable for: (1) any loss, damage or injury to, or death of, any person occurring at or about or resulting from any defect in the Collateral; (2) any damage or injury to the persons or property of the Borrower, or its officers, agents, servants or employees, or any other person who may be about the Borrower’s premises, caused by any act of negligence of any person (other than the Lender or its members, officers, agents, servants or employees); or (3) any costs, expenses or damages incurred as a result of any lawsuit commenced because of action taken in good faith by the Lender in connection with the Collateral and/or any IP Rights. The Borrower shall indemnify, protect, defend and hold Lender and its respective members, agents, servants, officers and employees (each an “Indemnified Party”), harmless from and against any and all such losses, damages, injuries, costs or expenses and (except for claims, demands, suits, actions or other proceedings brought against an Indemnified Party resulting from willful or wanton misconduct of such Indemnified Party) from and against any and all claims, demands, suits, actions or other proceedings whatsoever, brought by any person or entity whatsoever (except the Borrower), and arising or purportedly arising from this Agreement, any Loan Document or any transaction contemplated in any such documents. Notwithstanding the foregoing, in no event shall any party hereto be responsible for payment of any other party’s fees and expenses incurred in connection with the Transactions if the Closing Date does not occur.

Section 14. Publicity. Borrower hereby grants Lender the right to use Borrowers name and logo in public communications announcing or reporting the transaction and on Lenders website listing Lender’s transactions.

Section 15. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth below, or at such other address or facsimile number as Borrower shall have furnished to Lender in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

If to Lender:

Metalmark Capital LLC

1177 Ave of the Americas

40th Floor

New York, NY 10036

E-mail:Howard.Hoffen@metalmarkcapital.com;John.Eppel@metalmarkcapital.com;

Peter.Singh@metalmarkcapital.com

If to Borrower:

Morgenesis LLC

20271 Goldenrod Lane

Germantown, Maryland, 20776 USA

with a copy to:

Mark Cohen

E-mail: MCohen@PearlCohen.com

41

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 16. Miscellaneous.

(a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

(b) Subject to Section 16(c)(ii), this Agreement may be amended, waived or otherwise modified only by an instrument signed by Lender and Borrower.

(c) Successors and Assigns.

(i) Subject to the restrictions on transfer described below, the rights and obligations of Borrower and Lender under this Agreement shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

(ii) Borrower may not assign any obligation hereunder without Lender’s express prior written consent. Lender may assign all or a portion of its rights and obligations under this Loan with the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed; provided that (a) Borrower shall be deemed to have consented to any assignment or transfer if it has not responded to a written request for its consent from Lender within 15 Business Days after receiving such written request and (b) no consent of Borrower shall be required for any assignment or transfer during the continuance of an Event of Default or for any assignment to an Affiliate of Lender). In connection with a partial assignment of Lender’s rights and obligations hereunder, Lender may, upon notice to Borrower, effect amendments to this Agreement to implement customary agency and voting provisions without the consent of Borrower or any other party hereto.

Section 17. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY US FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT LENDER RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 17 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN.

42

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 15. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGE FOLLOWS]

44

IN WITNESS WHEREOF, Lender, Borrower and Holdings have caused this Senior Secured Convertible Loan Agreement to be executed in their respective names by their duly authorized officers, as of the date first above written.

MORGENESIS LLC, as Borrower

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	CEO

ORGENESIS INC., as Holdings

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	CEO

MM OS HOLDINGS, L.P., as Lender

By:	/s/ Howard Hoffen
Name:	Howard Hoffen
Title:	Authorized Signatory

Signature Page to Loan Agreement

SCHEDULE 4(q)

SUBSIDIARIES

Parent Entity	Subsidiary	Percentage of Shares / Interest Owned
Orgenesis Inc.	Morgenesis LLC	100%
Orgenesis Inc.	Orgenesis Switzerland Sarl	100%
Morgenesis LLC	Tissue Genesis International LLC	100%
Morgenesis LLC	Orgenesis Korea Co Ltd.	94.12%
Morgenesis LLC	Orgenesis Germany GmbH	100%
Morgenesis LLC	Orgenesis Biotech Israel Ltd.	100%
Morgenesis LLC	Orgenesis Belgium Services	100%
Morgenesis LLC	Orgenesis Maryland LLC	100%
Orgenesis Maryland LLC	Remedy Advanced Therapeutics d.o.o	50%
Orgenesis Maryland LLC	Theracell Laboratories d.o.o	50%
Orgenesis Inc.	Orgenesis Australia PTY Ltd.	100%
Orgenesis Inc.	Mida Biotech BV	100%
Orgenesis Inc.	Orgenesis Italy SRL	100%
Orgenesis Inc.	Koligo Therapeutics Inc.	100%
Orgenesis Inc.	Orgenesis Ltd.	100%
Orgenesis Inc.	Orgenesis Belgium SRL	100%
Orgenesis Belgium SRL	Revacel Belgium	51%
Orgenesis Inc.	Butterfly Biosciences Sarl	49%
Orgenesis Inc.	Orgenesis CA Inc.	100%
Theracell Laboratories d.o.o	Orgenesis Austria	100%

Schedule 5(a)(xv)

Post-Closing Obligations

1.	Holdings and its Subsidiaries shall complete the Post-Closing Restructuring Transactions consistent with the terms of the Loan Documents (including in respect of timing) and otherwise in a manner acceptable to Lender.

2.	Within five (5) days after the Closing Date, Lender shall have received a fully executed and effective amendment to Borrower’s limited liability company agreement, in form and substance acceptable to Lender, which amendment shall provide, among other things, that (a) the board of managers of Borrower shall be comprised of three directors, two of which will be appointed by Holdings, and one of which will be appointed by Lender, (b) Lender shall hold its board seat so long as either (i) all or any portion of the Loan remains outstanding or (ii) in the case of a Conversion, Lender (or its Affiliates) retains at least 75% of the Capital Stock received upon such Conversion) and (c) codify the terms (with Lender as an intended third party beneficiary) of the Lender Optional Investment provision (Section 12) of the Agreement and the provisions of Section 11 of the Agreement (including the FMV Common Shares Terms MFN).

3.	Within five (5) days after the Closing Date (as such date may be extended at Lender’s sole discretion), Lender shall have received an account control agreement governing each Deposit Account and/or securities account (or similar account) as required by Security Agreement, executed by the applicable depositary bank, the applicable Loan Party and Lender in form and substance satisfactory to Lender.

4.	Within five (5) days after the Closing Date, Borrower will deliver to Lender any lender’s loss payable and additional insured endorsements and insurance certificates contemplated by the last sentence of Section 5(a)(vi) and not delivered on the Closing Date, which endorsements and certificates shall be in form and substance satisfactory to Lender.

5.	Within five (5) days after the Closing Date, Borrower will deliver to Lender an intercompany subordination agreement in form and substance satisfactory to Lender, which agreement shall subordinate the Specified Intercompany Indebtedness in right of payment to the Loan, which agreement shall be in form and substance acceptable to Lender.

6.	Within five (5) days after the Closing Date, Lender shall have received a customary written opinion of special Texas counsel to the Loan Parties as of such date, in each case, dated as of such date and addressed to Lender.

7.	Within five (5) days after the Closing Date, Lender shall have received satisfactory evidence that all Indebtedness owing from Orgenesis MD LLC to Holdings shall have been converted (the “Intercompany Indebtedness Conversion”) into Capital Stock of Borrower.

8.	Within four (4) days after the Closing Date, Lender shall have received a certificate of each of Orgenesis Maryland LLC and Orgenesis, Inc., dated as of such date and executed by a secretary, assistant secretary, director or other Responsible Officer thereof, which shall certify that attached thereto are a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon.

9.	Within two (2) days after the Closing Date, Lender shall have received a fully completed Schedule 3 to the Perfection Certificate.

EXHIBIT A

[FORM OF]

COMPLIANCE CERTIFICATE1

[●] [●], 20[●]

To: Lender2 party to the Loan Agreement described below

This Compliance Certificate is furnished pursuant to that certain Senior Secured Convertible Loan Agreement, dated as of the date hereof (the “Loan Agreement”), entered into by and among MM OS Holdings, L.P., as lender (“Lender”), Morgenesis LLC, a Delaware limited liability company (“Borrower”) and Orgenesis Inc., a Nevada corporation (“Holdings”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Loan Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, AS A RESPONSIBLE OFFICER OF THE BORROWER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

1.I am the duly elected [●] of Borrower;

I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis, during the [Fiscal Quarter][Fiscal Year][Fiscal Month] covered by the attached financial statements;

[The attached financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Holdings as at the dates indicated and its income, stockholders’ equity and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments; it being understood that with respect to any acquisition consummated after the Closing Date, such financial statements are not required to reflect purchase accounting adjustments relating thereto until the delivery of annual financial statements pursuant to Section 5(a)(iii) with respect to the Fiscal Year in which such acquisition was consummated.]3

[Except as described in the disclosure set forth below, the][The] examinations described in paragraph 2 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default that exists as of the date of this Compliance Certificate [and the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto.]

[Attached as Schedule 1 hereto is a Perfection Certificate Supplement pursuant to Section 5(a)(iii)(11) of the Loan Agreement]4

Schedule 2 attached hereto sets forth the Narrative Report required by Section 5(a)(iii)(5) of the Loan Agreement.

[Signature Page Follows]

 1 In the event of any inconsistency between this Exhibit A and the Loan Agreement, the terms of the Loan Agreement shall govern.

2 MM OS Holdings, L.P.

c/o Metalmark Capital LLC

1177 Ave of the Americas

40th Floor

New York, NY 10036

E-mail: Howard.Hoffen@metalmarkcapital.com; John.Eppel@metalmarkcapital.com;

Peter.Singh@metalmarkcapital.com

3 Include to the extent the relevant Compliance Certificate is delivered in connection with unaudited quarterly / monthly financials.

4 Only required to the extent that there is a Perfection Certificate Supplement since delivery of the last Compliance Certificate.

A-1

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above.

MORGENESIS LLC

By:
Name:
Title:

A-2

SCHEDULE 1

[Perfection Certificate Supplement]

Schedule 1 to Exhibit A

SCHEDULE 2

Narrative Report

Schedule 2 to Exhibit A

EXHIBIT B

[FORM OF]

SOLVENCY CERTIFICATE

[●] [●], 20[●]

This Solvency Certificate (this “Solvency Certificate”) is being executed and delivered pursuant to Section 10(d) of that certain Senior Secured Convertible Loan Agreement, dated as of August [15], 2022 (the “Loan Agreement”), by and among MM OS Holdings, L.P. (“Lender”), Morgenesis LLC, a Delaware limited liability company (“Borrower”) and Orgenesis Inc., a Nevada corporation (“Holdings”). Terms defined in the Loan Agreement and not defined herein shall have the meanings given to them in the Loan Agreement.

I, [_____________], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

(1)	I am generally familiar with the businesses and assets of Holdings, the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement; and

(2)	As of the date hereof and immediately after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of Holdings, the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured; (iii) the capital of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings, the Borrower and its Subsidiaries, on a consolidated basis, contemplated as of the Closing Date; and (iv) Holdings, the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

B-1

EXHIBIT B

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

MORGENESIS LLC

By:
Name:
Title:

B-2

CONFIDENTIAL	Exhibit C

Project Oasis

Term Sheet – LLC Agreement of Morgenesis

This term sheet (this “Term Sheet”) outlines the material provisions of the Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Morgenesis LLC, a Delaware limited liability company (the “Company”), in connection with that certain Senior Secured Convertible Loan (the “Convertible Loan”) in the amount of $10 million, provided by one or more funds affiliated with Metalmark Capital Partners who are not competitors of the Company (“Metalmark” or the “Investors”) to the Company. Upon conversion of the Convertible Loan into equity of the Company, the existing limited liability company agreement of the Company shall be amended and restated to reflect the terms set forth in this Term Sheet.

The terms below do not constitute or imply a commitment to provide the described financing and remain subject to due diligence, and negotiation and execution of final documentation.

Company:	Morgenesis LLC – newly formed Delaware subsidiary of Orgenesis Inc. (“Orgenesis”), holding substantially all the assets of Orgenesis’s POCare Services business.

Board of Managers:

The board of managers of the Company (the “Board”) shall be comprised of three directors, two of which will be appointed by Orgenesis, and one of which will be appointed by Metalmark.

Metalmark shall hold its board seat so long as either (i) it has a loan, or (ii) in the case of conversion of the Convertible Loan, it retains at least 75% of the shares received upon conversion.

Board Observers:	Metalmark will be entitled to appoint two non-voting observers to the Board. Any such observer shall receive copies of all notices and written material presented to, or otherwise made available to, the Board and of the minutes of, and resolutions passed at, all Board meetings, subject to customary privilege exclusions. Any such observer shall be entitled to attend, contribute to and speak at Board meetings but shall not have a vote.

Board Committees:	Metalmark will have representation on each committee of the Board so long as it has the right to appoint any director.

Quorum/Voting:

Quorum for meetings of the Board or any committee thereof will require the presence, whether in person, telephonically or in any other manner permitted by applicable law, of a majority of the directors/committee members, including at least one director/committee member appointed by Metalmark (so long as it has the right to appoint any director), provided that if quorum is not satisfied because a director/committee member appointed by Metalmark did not attend the meeting after proper notice, then five days’ prior notice shall be given for the rescheduled meeting, and quorum at such rescheduled meeting shall not require that a director/committee member appointed by Metalmark be in attendance.

Board and Board committee action at a meeting at which a quorum is established shall require approval by a majority of the voting power of the directors in attendance at such meeting.

Anti-Dilution:	Standard broad based weighted average anti-dilution protection.

Approval Rights:

Neither the Company nor any of its subsidiaries may take certain specified actions without Metalmark’s written consent (“Metalmark Approval Rights”), which actions include the following: liquidate or otherwise dissolve the Company business, modify any organizational document, approve any operating budget for the Company after the initial two-year period, declare any dividends, amend or modify the terms of the equity interests in the Company, borrow money in excess of $1 million in aggregate, enter into or amend any related party transactions, initiate or complete the sale of the Company or any equity ownership in any subsidiary or the sale, lease or exchange of a material part of their respective assets.

Exhibit C

Information Rights:	The Investors shall be provided with customary information rights, including monthly unaudited financial statements of the Company within 30 days of month end, annual audited financial statements of the Company within 120 days of fiscal year end, prompt notice of material events, and any other information which can be reasonably obtained and prepared, subject to non-disclosure obligations and applicable law.

Tag-Along Rights:	Metalmark will have customary tag-along rights.

Preemptive Rights:	Metalmark will have preemptive rights to participate in future issuances of equity securities by the Company or any of its subsidiaries on a pro rata basis (with customary over-subscription rights), subject to customary exceptions to be agreed.

Restriction on Transfers:	Following the first year, Metalmark may transfer its equity interests in the Company to a third party (who is not a competitor of the Company), provided that within three years after closing, Orgenesis has a right of first refusal (the “Orgenesis Right of First Refusal”). Orgenesis may transfer share capital of the Company only with the approval of the Board (with the Metalmark director’s approval) and also subject to a right of first refusal initially to the benefit of the Company and thereafter to Metalmark and any other equityholder who may become a party to the LLC Agreement.

Metalmark Put Option:	Metalmark will be entitled, at its option, to put to Orgenesis or the Company its equity interests in the Company (the “Put Option”) at any time on or after the fifth anniversary of the closing of the Convertible Loan. The purchase price for the Put Option shall be equal to the fair market value of such equity holdings as determined by a nationally recognized independent accounting firm in the U.S. selected by Metalmark.

Registration Rights:	Metalmark and Orgenesis are provided with demand and piggyback registration rights to register the shares of the Company in the event the Company becomes publicly traded, subject to customary provisions. Orgenesis will agree to indemnify the purchasers in connection with any claims related to their sale of securities under a registration statement, subject to certain exceptions.

Governing Law:	The LLC Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.

[Signature page follows.]

2

Exhibit C

Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning the same to the undersigned.

Sincerely yours,

METALMARK CAPITAL HOLDINGS LLC

By:
Name:	Howard Hoffen
Title:	Chairman & CEO

Accepted and Agreed:

ORGENESIS, INC.

By:
Name:
Title:

3